Exhibit 99.1

STORAGENETWORKS ANNOUNCES FIRST-QUARTER RESULTS

April 14, 2003 (Waltham, MA) — StorageNetworks, Inc. (NASDAQ: STOR), a provider of storage management software and services, today announced revenues for the first quarter of 2003 of $16.3 million, gross margins of $9.4 million, or 57% of revenues, operating income of $5.1 million, and net income of $15.6 million, or $0.16 per share.

Included in the financial results for the first quarter of 2003 were the following:

•	Non-recurring Revenues: During the first quarter, StorageNetworks recorded non-recurring revenues of $3.4 million associated with managed services customer contract renegotiations.

•	Operating Cost Reductions: During the quarter ended December 31, 2002, StorageNetworks recorded asset impairment and other related charges of $59.7 million. These charges included impaired fixed assets as well as obligations incurred in connection with the company’s plans to exit its managed services business. These charges resulted in a reduction of depreciation and other operating expenses incurred in the first quarter of 2003.

•	Workforce Reduction: During the quarter, StorageNetworks reduced its workforce by 50%, primarily in sales, marketing and non-core software development, resulting in cost improvements realized during the first quarter of 2003.

•	Insurance Settlement: In February 2003, StorageNetworks settled an insurance claim associated with equipment that was used in the delivery of its services, which had been damaged in the attacks on the World Trade Center on September 11, 2001. The Company received net proceeds of $10.4 million, which was recorded in other income below the operating income line in the first quarter of 2003.

Total revenues for the first quarter of 2003 were $16.3 million, compared with $31.6 million in the first quarter 2002 and $17.5 million in the fourth quarter of 2002. Recurring revenues, which exclude Non-recurring Revenues of $3.4 million in the first quarter of 2003 and $787,000 in the fourth quarter of 2002, were $12.9 million for the first quarter of 2003 as compared to $16.7 million in the fourth quarter of 2002. This decrease in recurring revenues was attributable to a reduction in the number of managed services customers resulting from contract expirations and the company’s continued efforts to exit the managed services business.

Gross margins for the first quarter of 2003 were 57% of revenues, compared with 33% in the first quarter of 2002 and 34% in the fourth quarter of 2002. The increase in gross margins was driven by continued cost reductions in the delivery of services and the impact of the Non-recurring Revenues, Operating Cost Reductions and Workforce Reduction, as detailed above, on gross margins for the first quarter. Excluding the Non-recurring Revenues during the first quarter of 2003 of $3.4 million, gross margins would have been 46% for the quarter.

Operating income for the first quarter of 2003 was $5.1 million, compared with an operating loss of $3.6 million in the first quarter of 2002 and an operating loss of $64.3 million for the fourth quarter of 2002. Excluding the asset impairment and other related charges of $59.7 million incurred in the fourth quarter of 2002, the company’s operating loss for the fourth quarter of

2002 would have been $4.5 million. The company’s operating income improved because of ongoing cost reductions and the impact of the Non-recurring Revenues, Operating Cost Reductions and Workforce Reduction on operating results for the first quarter. Excluding the Non-recurring Revenues during the first quarter of 2003 of the $3.4 million, operating income would have been $1.7 million for the quarter.

Net income for the first quarter of 2003 was $15.6 million, or $0.16 per share, compared with a net loss of $5.4 million, or $0.05 per share, in the first quarter of 2002, and a net loss of $60.6 million, or $0.61 per share, in the fourth quarter of 2002. Excluding the $59.7 million restructuring charge in the fourth quarter of 2002, the company’s net loss would have been $866,000, or $0.01 per share. The company’s net income improved because of ongoing cost reductions and the impact of the Non-recurring Revenues, Operating Cost Reductions, Workforce Reduction and Insurance Settlement proceeds on net income in the first quarter of 2003. Excluding from the first quarter of 2003 results the Non-recurring Revenues of $3.4 million and the $10.4 million Insurance Settlement, net income would have been $1.8 million, or $0.02 per share for the quarter.

During the first quarter, the company strengthened its balance sheet by continuing to settle additional balance sheet obligations, including reducing its capital lease obligations from $29.2 million at December 31, 2002 to $6.1 million at March 31, 2003. The company also continued to settle both on and off balance sheet contractual commitments, reducing its accounts payables and accrued expenses from $55.9 million to $42.5 million. The company reduced its total liabilities by $35.8 million, while its cash, restricted cash and investments decreased by $15.5 million from $215.6 million at December 31, 2002 to $200.1 million at March 31, 2003. The company increased its net cash balance (defined as total cash, restricted cash and investments less total capital lease debt) by $7.6 million from $186.4 million at December 31, 2002 to $194.0 million at March 31, 2003. Days sales outstanding remained strong at 45 days.

“We have $200 million in cash, restricted cash and investments, which represents 93% of our total assets. Net of all our balance sheet liabilities we have $147.9 million in cash, restricted cash and investments. Taking into consideration that the remaining off balance sheet contractual commitments total $19.2 million and that we continue to extract value out of our managed services contracts for the delivery of services, we have a very strong balance sheet,” stated Paul C. Flanagan, President and Chief Executive Officer of StorageNetworks.

“We plan to remain focused on the same things we discussed in the previous quarter: capitalize on the value in our managed service business as we continue to wind it down, develop software to satisfy our existing customers needs and work with our advisors and investment bankers to ensure we are taking the appropriate steps to maximize shareholder value,” concluded Flanagan.

About StorageNetworks, Inc.

StorageNetworks, Inc. (NASDAQ: STOR) is a provider of storage management software that help companies manage storage like a business – with improved control, service and bottom line results. StorageNetworks is headquartered in Waltham, Massachusetts. For more information, visit the company’s Website at www.StorageNetworks.com, or call 1.800.463.7105.

Note Concerning Non-GAAP Financial Measures

Certain of the information set forth herein including, EBITDA, Non-recurring and recurring revenues, off balance sheet contractual obligations, gross margins, and operating income excluding non-recurring revenues and insurance settlement, and net-cash, may be considered Non-GAAP financial measures. StorageNetworks believes this information is useful to investors because it provides a basis for measuring the company’s available capital resources and the operating performance of the company’s business and the company’s cash flow excluding non-recurring items that would normally be included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and capital resources. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies.

Safe Harbor

Except for the historical information contained in this announcement, the statements in this announcement, including those relating to initiatives to maximize stockholder value and future operations and financial performance, are “forward-looking statements” (as that term is used in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties including the risks relating to our success in exiting our primary business segments and our continuing viability as a business, our ability to acquire or partner with company that have revenues, established sales channels and leading technology, our success in working with our advisors to maximize shareholder value, our ability to maximize revenues, our ability to maintain continued listing on the Nasdaq National Market, the functionality and the attractiveness of our software products to our current and potential customers, our ability to further develop and market our products, likely variations in our financial results, demand for our software, the ability to attract and retain customers, competition, the ability to build successful sales channels, the ability to deliver our software and support services reliably, the ability to enhance our software offerings, and risk factors as detailed from time to time in our filings with the Securities and Exchange Commission. We draw the reader’s attention to the factors described in our Annual Report on Form 10-K for the year ended December 31, 2002 under the heading, “Factors Affecting Future Operating Results.” In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

StorageNetworks is a registered trademark of StorageNetworks, Inc. All other brand and product names contained in this release may be trademarks or registered trademarks of their respective holders.

StorageNetworks, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2002	March 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$67,517	$75,878
Restricted cash equivalents	11,475	1,463
Short-term investments	80,442	78,445
Accounts receivable, net	4,516	4,633
Prepaid expenses and other current assets	3,308	2,235

Total current assets	167,258	162,654
Property and equipment, net	10,203	7,620
Restricted cash equivalents	10,184	9,987
Non-current investments	45,967	34,321
Other assets	1,492	663

Total assets	$235,104	$215,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,999	$808
Accrued expenses	37,253	25,789
Deferred revenue	2,980	3,677
Capital lease obligations	24,812	5,258

Total current liabilities	67,044	35,532
Accrued expenses	16,612	15,888
Capital lease obligations, less current portion	4,362	812

STOCKHOLDERS’ EQUITY:
Common stock	990	994
Treasury stock	(200)	(200)
Additional paid-in capital	596,887	596,759
Deferred stock compensation	(738)	(307)
Accumulated other comprehensive income	1,009	1,045
Accumulated deficit	(450,862)	(435,278)

Total stockholders’ equity	147,086	163,013

Total liabilities and stockholders’ equity	$235,104	$215,245

StorageNetworks, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2002	2003
REVENUES	$31,626	$16,345

COSTS AND EXPENSES:
Cost of revenues, excluding deferred stock compensation amortization amounts	21,242	6,954
Sales and marketing, excluding deferred stock compensation amortization amounts	6,051	788
General and administrative, excluding deferred stock compensation amortization amounts	3,002	2,093
Research and development, excluding deferred stock compensation amortization amounts	4,466	1,293

Amortization of deferred stock compensation (1)	462	141

Total costs and expenses	35,223	11,269

Income (loss) from operations	(3,597)	5,076

Interest income	1,520	980

Interest expense	(3,317)	(869)

Other income	—	10,397

Net income (loss)	$(5,394)	$15,584

Net income (loss) per share—basic	$(0.05)	$0.16

Net income (loss) per share—diluted	$(0.05)	$0.16

Weighted average common shares outstanding – Basic	98,099	99,208

Weighted average common shares outstanding – Diluted	98,099	99,392

EBITDA(2)	$3,767	$18,147
(1) Amortization of deferred stock compensation Cost of sales	$119	$22

Sales and marketing	165	25

General and administrative	95	90

Research and development	83	4

	$462	$141

(2) Net income (loss) before interest, taxes, depreciation, amortization and non-cash stock compensation. Interest, taxes, depreciation, amortization and non-cash stock compensation totaled $9,161 and $2,563 in the quarters ended March 31, 2002 and March 31, 2003, respectively.

Contact:

Erica Smith

Director, Investor and Public Relations

781/622-6373

erica.smith@storagenetworks.com